Exhibit 10.1
Name of Employee:
EMPLOYMENT AGREEMENT
In consideration of my employment with StemCells, Inc., (the “Company”), and the compensation now and hereafter paid to me by the Company, I agree to the following:
1.	At-will employment. I understand and acknowledge that my employment with the Company is for an unspecified duration and constitutes “at-will” employment. I also acknowledge that this means the employment relationship may be terminated at any time, with or without cause, at my option or the Company’s option, with or without notice. I further agree that the terms of my employment may be modified at any time, with or without cause, at the discretion of the Company. In the event of the termination of my employment, I understand that I will not be entitled to any payment, damages, compensation, or benefits except as provided in the StemCells Employment Handbook. Any modification of this paragraph must conform to the requirements of Paragraph 9.b. below and must express a clear and unambiguous intent to alter the at-will nature of my employment relationship with the Company.

2.	Confidential Information.

a.	Company Information. At all times during the term of my employment and thereafter, I agree to hold in strictest confidence, and not to use, except for the benefit of the Company, nor to disclose to any person, firm or corporation, without written authorization of the Company Board of Directors, any Confidential Information of the Company.

I understand Confidential Information to mean any Company proprietary information, technical data, trade secrets or know-how, including, but not limited to, research, development, product plans, products, services, clients and client lists (including, but not limited to, clients of the Company on whom I called, or with whom I became acquainted during my term of employment), patients, suppliers, markets, software, developments, inventions, processes,
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formulas, technology, designs, drawings, engineering, hardware configuration information, marketing, costs, pricing, finances or other business information, disclosed to me by the Company either directly or indirectly in writing, orally, or by drawings, or inspection of parts or equipment.

I further understand that Confidential Information does not include any of the foregoing items that have become publicly known and made generally available through no wrongful act of mine.

b.	Former employer information. I agree that I will not, during my employment with the Company, improperly use or disclose any proprietary information or trade secrets of any former or concurrent employer, or other person or entity with whom I have an agreement or duty to keep in confidence information acquired by me in confidence, if any; and that I will not bring onto Company premises any unpublished document or proprietary information belonging to any such employer, person or entity, unless consented to in writing by such employer, person or entity.

c.	Third-party information. I recognize that the Company has received, and in future will receive, from third parties, their confidential or proprietary information subject to a duty on the Company’s part to maintain the confidentiality of such information and to use it only for certain limited purposes. I agree to hold all such confidential or proprietary information in the strictest confidence and not to disclose it to any person, firm or corporation, or to use it except as necessary in carrying out my work for the Company consistent with the Company’s agreement with such third party.

3.	Inventions.

a.	Inventions retained and licensed. I have attached hereto, as Exhibit A, a list describing all inventions, original works of authorship, developments, improvements and trade secrets that were made by me prior to my employment with the Company (collectively referred to as prior inventions), belong to me, and relate to the Company’s proposed business, products, or research and development; and which are not assigned to the Company hereunder. If no such list is attached, I represent that there are no such prior inventions.

If in the course of my employment with the Company, I incorporate into a Company product, process or machine, a prior invention owned by me, or in which I have an interest, the Company is hereby granted, and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license to make, have made, modify, use and sell such prior invention as part of, or in connection with, such product, process or machine.
employment agreement

b.	Assignment of Inventions. I agree that I will promptly make full written disclosure to the Company, hold in trust for the Company’s sole right and benefit, and hereby assign to the Company or its designee, all my right, title and interest in, any and all inventions, original works of authorship, developments, concepts, improvements or trade secrets—whether or not patentable or registerable under copyright or similar laws—that I may solely or jointly conceive, develop, reduce to practice, or cause to be conceived or developed, or reduced to practice, during the period of time I am in the employ of The Company (collectively referred to as Inventions). I further acknowledge that all original works of authorship made by me solely or jointly with others) within the scope of my employment and protectable by copyright are “works made for hire,” as that term is defined in The United States Copyright Act.

c.	Maintenance of records. I agree to keep and maintain adequate and current written records of all inventions made by me (solely or jointly with others) during the term of my employment with The Company. Such records will be in the form of notes, sketches, drawings or any other format that may be specified by the Company. They will be available to, and remain the sole property of, the Company at all times.

d.	Patent and copyright registrations. I agree to assist the Company or its designee, at the Company’s expense, in every proper way, to secure the Company’s rights in the Inventions and any copyrights, patents, mask work rights or other intellectual property rights relating thereto, in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, the execution of all applications cautions, specifications, oaths, assignments and all other instruments that the Company shall deem necessary in order to apply for, obtain and maintain such rights, and in order to assign and convey to the Company, its successors, assigns and nominees the sole and exclusive rights, title and interest in and to such Inventions, and any copyrights, patents, mask work rights or other intellectual property rights relating thereto both now and in the future. In the event that the Company is unable for any reason whatsoever to secure my signature to any lawful and necessary document required to apply for any patent, or to prosecute any patent application with respect to such an Invention (including renewals, extensions, continuations, divisions or continuations in part thereof), I hereby irrevocably designate and appoint the Company and its duly authorized officers and agents, as my agents and attorney-in-fact to act for and in my behalf and instead of me, to execute and file any such application and to do all other lawfully permitted acts to further the prosecution and issuance of patents thereon with the same legal force and effect as if executed by me.
4. Conflicting employment. I agree that, during the term of my employment with The Company, I will not engage in any other employment, occupation, employment agreement

consulting or other business activity directly related to the business in which the Company is now involved, or becomes involved with, during the term of employment; nor will I engage in any other activities that conflict with my obligations to the Company. Any exception to this provision must be approved in advance by the CEO.

5.	Compliance with Company policies and with law. I agree to comply with applicable laws and regulations and with Company policies. In particular, but without limitation, I agree to comply with all health and safety laws and regulations, with the Company’s health and safety policies, and with StemCells’ Corporate Code of Ethics and Conduct. By signing this Employment Agreement, I acknowledge that I have received, read and understood the Code of Ethics and Conduct.

6.	Returning company documents. At the time of leaving The Company’ employ, I agree to deliver to the Company (and not keep in my possession or deliver to anyone else) any and all devices, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, equipment, other documents or property, or reproductions of any aforementioned items developed by me pursuant to my employment with the Company, or otherwise belonging to the Company, its successors or assigns.

7.	Solicitation of employees. I agree that I shall not, for a period of 12 months immediately following the termination of my relationship with The Company for any reason, whether with or without cause, either directly or indirectly solicit or take away, or attempt to solicit or take away, employees of the Company, either for myself or for any other person or entity.

8.	Equitable relief.

I agree that it would be impossible or inadequate to measure and calculate the Company’s damages from any breach of the covenants set forth in items 2, 3, 5 and 7 herein. Accordingly, I agree that if I breach any of such sections, the Company will have available, in addition to any other right or remedy available, the right to obtain an injunction from a court of competent jurisdiction restraining such breach or threatened breach, and to specific performance of any such provision of this Agreement.

9.	General provisions.

a.	Governing law. This Agreement will be governed by the laws of the State of California.

b.	Entire agreement. This Agreement sets forth the entire agreement and understanding between the Company and me relating to the subject matter
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herein, and merges all prior discussions between us. No modification of or amendment to this Agreement, nor any waiver of any rights under this Agreement, will be effective unless made in writing and signed by me and an officer of the Company.

c.	Severability. If one or more of the provisions in this Agreement are deemed void by law, then the remaining provisions will continue in full force and effect.

d.	Successors and assigns. This Agreement will be binding upon my heirs, executors, administrators and other legal representatives, and will be for the benefit of the Company, its successors and assigns.

e.	Survival of provisions. I agree that the provisions of Sections 2, 3, 5, 6, 7 and 8 shall survive any expiration or termination of this Agreement or my employment.

Name of Employee (Print and Sign Name)

Date
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EXHIBIT A
LIST OF PRIOR INVENTIONS & ORIGINAL WORKS OF
AUTHORSHIP

Title	Date	Identifying Number or Brief Description

Name of Employee (type or print)
StemCells, Inc.

by:
employment agreement